UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by:

Registrant
X	Party other than the Registrant

Check the appropriate box:

X	Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12

Adair International Oil and Gas, Inc.
(Name of Registrant as Specified In Its Charter)

SCORE Group, Inc.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

X	No fee required
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1) Title of each class of securities to which transaction applies: Common Stock

2) Aggregate number of securities to which transaction applied: 150,000,000

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Does Not Apply

4) Proposed maximum aggregate value of transaction: Does Not Apply

5) Total fee paid: No Fee Required

Fee paid previously with preliminary materials.
Fee paid previously with preliminary materials. Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid: Does Not Apply

2) Form, Schedule or Registration Statement No.: Does Not Apply

3) Filing Party: Does Not Apply

4) Date Filed: Does Not Apply

email to SCORE@TruthAboutAIGI.com

dated July 16, 2002

To Whom It May Concern:

I was not going to get into the proxy fight. However, I have seen the Adair company officers and those that represent them, slander Mr. Earl Roberts. Cheap shots like that are signs of very desperate people. In four years of communications with those at the Adair office in Houston, Mr. Roberts is the ONLY one that was straight with me. Mr. Roberts was, is and always will be an oil man that knows his stuff. We should learn from people like him, not try to trash them.

John Adair and Jalal Alghani have been promising that financing "was just around the corner" for 5 years with no results. The list of their promises that never came true is far too long to print here.

If AIGI is to survive, Dick Boyce and the SCORE group is the best choice. My support goes to SCORE.

Bob "kiddo" Johnson
Reeves, La 70658

Mr. Johnson has given SCORE approval to post this email